                          SECOND AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION
                                      OF
                                  ESPS, INC.

     ESPS, Inc., (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

     1. The name of the Corporation is ESPS, Inc. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on April 29, 1994 under the name Electronic Submission Publishing Systems, Inc. An Amended and Restated Certificate of Incorporation was filed on July 5, 1994. A Certificate of Amendment of the Amendment and Restated Certificate of Incorporation was filed on March 4, 1997 and on March 30, 1999.

     2. This Second Amended and Restated Certificate of Incorporation restates, integrates and further amends the Amended and Restated Certificate of Incorporation of the Corporation. This Second Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware and was approved by written consent of the stockholders of the Corporation in accordance with the provisions of Section 228 of the General Corporation Law (prompt notice of such action having been given to those stockholders who did not consent in writing).

     3. The Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:


                                   ARTICLE I
                                     NAME

     The name of the Corporation is ESPS, Inc.

                                  ARTICLE II
                               REGISTERED AGENT

     The address of the corporation's registered office in the State of Delaware is: 1013 Center Road, Wilmington, Delaware 19805-1297. The name of its registered agent at such address is: Corporate Service Company

                                  ARTICLE III
                                    PURPOSE

     The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

                                  ARTICLE IV
                                 CAPITAL STOCK

     The Corporation shall have the authority to issue 56,000,000 shares of all classes of stock, consisting of 50,000,000 shares of common stock, par value $.001 per share ("Common Stock"), and 6,000,000 shares of preferred stock, par value $.001 per share ("Preferred Stock").

     Subject to the preferential and other dividend rights of the holders of Preferred Stock, the holders of the Common Stock shall be entitled to receive such dividends or other distributions as declared by the Board of Directors out of assets at the time legally available therefor. Subject to the preferential and other liquidation rights of the holders of Preferred Stock, in the event of a liquidation, the holders of Common Stock shall be entitled to receive the assets of the Corporation ratably in proportion to the number of shares held. Subject to the voting rights of the holders of Preferred Stock, the holders of Common Stock shall be entitled to one vote for each share of Common Stock on all matters to be voted on at any meeting of stockholders of the Corporation.

     The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more classes or series. Subject to the provisions of this Second Amended and Restated Certificate of Incorporation and the limitations prescribed by law, the Board of Directors is expressly authorized by adopting resolutions to issue the shares, fix the number of shares and change the number of shares constituting any series, and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (and whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption price or prices, conversion rights and liquidation preferences of the shares constituting any class or series of the Preferred Stock, without any further action or vote of the stockholders.

                                   ARTICLE V
                                    BYLAWS

     In furtherance and not in limitation of the powers conferred upon the Board of Directors by statute, the Board of Directors is expressly authorized to make, alter or repeal the Bylaws of the Corporation, subject to the power of the stockholders to adopt any Bylaws or to amend or repeal any Bylaws adopted, amended or repealed by the Board of Directors.

                                  ARTICLE VI
                  NO ACTION WITHOUT ANNUAL OR SPECIAL MEETING

     Any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of stockholders of the Corporation and may not be affected by any consent in writing by such stockholders.

                                  ARTICLE VI
                            LIMITATION OF LIABILITY

     No person who is or was a director of this Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for the breach of any fiduciary duty as a director, unless, and only to the extent that, such director is liable (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

     If the General Corporation Law is amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended. No amendment to, repeal or adoption of any provision of this Certificate of

Incorporation inconsistent with this ARTICLE VII shall apply to or have any effect on the liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment, repeal or adoption of an inconsistent provision.

                                 ARTICLE VIII
                                INDEMNIFICATION

     The Corporation shall indemnify each person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted by Section 145 of the General Corporation Law, as amended. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office, and such indemnification shall continue as to a person who has ceased to be such a person and shall inure to the benefit of the heirs, executors and administrators of such a person.

     IN WITNESS WHEREOF, ESPS, Inc. has caused this Second Amended and Restated Certificate of Incorporation to be signed by its President and Chief Executive Officer this ______ day of ____, 1999.

                                      ESPS, INC.




                                      By:___________________________________
                                           Terrence P. Brennan
                                           President and Chief Executive Officer